EXHIBIT (D)

                            THE GAMCO WESTWOOD FUNDS
        AMENDED AND RESTATED CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE
                               DEFERRAL AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT, dated as of October 1, 2008, is by and between the GAMCO Westwood Funds (the "Trust"), on behalf of its GAMCO Westwood SmallCap Equity Fund, GAMCO Westwood Income Fund, and GAMCO Westwood Intermediate Bond Fund (each a "Series"), and Teton Advisors, Inc. (the "Manager").

     WHEREAS, the Manager has been appointed the investment adviser of each Series pursuant to the Investment Advisory Agreements between the Trust and the Manager relating to each Series (the "Management Agreement");

     NOW, THEREFORE, the Company and the Manager hereby agree as follows:

     1. Until further notice from the Manager to the Company, the Manager agrees, subject to Section 2 hereof, to (i) reduce the fees of each class of shares of the Series payable to it under the Management agreement and/or (ii) pay any operating expenses of each class of shares of a Series, to the extent necessary to limit the operating expenses of each class of shares of each Series (exclusive of brokerage costs, interest, taxes, acquired fund fees and expenses and extraordinary expenses) to the annual rate (as a percentage of the average daily net assets attributable to each such class of share of each Series) as set forth on Schedule A (the "Expense Cap").

     2. Each Series agrees to repay ("Repayment") the Manager (i) the amount of fees that, but for Section 1 hereof, would have been payable by the Series to the Manager on account of the class of each Series in question pursuant to the Management Agreement and (ii) the amount of operating expenses of the Series that the Manager paid pursuant to
          Section 1 hereof (collectively, "Deferred Fees and Expenses"), subject to the limitations provided in this Section 2. Such Repayment shall be made monthly, but only if and to the extent the operating expenses of each class of a Series (exclusive of brokerage costs, interest, taxes, acquired fund fees and expenses and extraordinary expenses), after giving effect to such Repayment, is at an annual rate not in excess of that reflected on Schedule A.

     3. The Trust's Repayment obligation with respect to any class of a Series of shares shall be applicable for a period of two fiscal years following the fiscal year in which the Manager has reduced its fees or paid operating expenses of each class of each Series as set forth in Paragraph 1.

     4. The Manager may by notice in writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees and bear expenses with respect to any Series in any period following the date specified in such notice (or change the percentage specified on Schedule A with respect to any class of shares of a Series), provided however that this Agreement may not be terminated by the Manager, nor may it be amended to increase the Expense Cap set forth in Schedule A, prior to January 31, 2010. Thereafter, the Agreement may only be terminated or amended to increase the expense cap as of January 31 of each calendar year, provided that in the case of a termination by the Manager, the Manager provide the Board with written notice of its intention to terminate the Agreement prior to the expiration of its then current term. No change or termination of this Agreement shall affect

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          the obligation (including the amount of the obligation) of a Series to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice.

     5. Any payment by the Series to the Manger shall be deemed to be a Repayment to the extent of any reimbursable Deferred Fees and Expenses rather than a payment of a current amount.

     6. The parties may amend this Agreement to add new series of stock by amendment to Schedule A.

     7.   This Agreement shall be governed by the Laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        By: /s/ Bruce N. Alpert
                                            ------------------------------------
                                            President: GAMCO Westwood Funds


                                        Attest: /s/ Christina Retacco
                                                --------------------------------


                                        By: /s/ Nicholas Galluccio
                                            ------------------------------------


                                        Attest: /s/ Christina Retacco
                                                --------------------------------

                                   SCHEDULE A

     The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for the following funds:

                                                 TOTAL ANNUAL OPERATING EXPENSES
                                        -------------------------------------------------
                 FUND                   CLASS AAA   CLASS A   CLASS B   CLASS C   CLASS I
-------------------------------------   ---------   -------   -------   -------   -------
GAMCO Westwood SmallCap Equity Fund       1.50%      1.75%     2.25%     2.25%     1.25%
GAMCO Westwood Income Fund                1.50%      1.75%     2.25%     2.25%     1.25%
GAMCO Westwood Intermediate Bond Fund     1.00%      1.10%     1.75%     1.75%     0.75%